Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION and RELEASE AGREEMENT ("Agreement") is entered into by and between MICHAEL O. OLIVER ("Employee") and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the "Company").  To wit, the Parties agree as follows:

1.
Employee's active employment by the Company shall terminate effective March 31, 2014 (Employee's "Effective Termination Date").  Except as specifically provided by this Agreement, Employee's Employment Agreement, and any Indemnity Agreement that may exist between the Company and Employee, Employee agrees that the Company shall have no other obligations or liabilities to him following his Effective Termination Date and that his receipt of the Severance Benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims he may have against the Company.

2.
Employee further submits, and the Company hereby accepts, his resignation as an employee and officer as of his Effective Termination Date for any position he may hold.  The Parties agree that this resignation shall apply to all such positions Employee may hold with the Company or any parent, subsidiary or affiliated entity thereof.  Employee agrees to execute any documents needed to effectuate such resignation.  Employee further agrees to take whatever steps are necessary to facilitate and ensure the smooth transition of his duties and responsibilities to others.

3.
Employee acknowledges that he has been advised of the American Jobs Creation Act of 2004, which added Section 409A ("Section 409A") to the Internal Revenue Code, and significantly changed the taxation of nonqualified deferred compensation plans and arrangements.  Under proposed and final regulations as of the date of this Agreement, Employee has been advised that his severance pay may be treated by the Internal Revenue Service as providing "nonqualified deferred compensation," and therefore subject to Section 409A.  In that event, several provisions in Section 409A may affect Employee's receipt of severance compensation.  These include, but are not limited to, a provision which requires that distributions to "specified employees" of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation.  If applicable, failure to comply with Section 409A can lead to immediate taxation of deferrals, with interest calculated at a penalty rate and a 20% penalty.  As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees if he is a "specified employee" at the time of his termination of employment and if severance payments are covered as "non-qualified deferred compensation" or otherwise not exempt, the severance pay benefits shall not be paid until a date at least six (6) months after Employee's Effective Termination Date from Company, as more fully explained by Paragraph 4, below.  Each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursed to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursed or provided in any subsequent tax year, and the right to reimbursement (and in-kind benefits provided to Employee) under this Agreement shall not be subject to liquidation or exchange for another benefit.

4.
In consideration of the promises contained in this Agreement and contingent upon Employee's compliance with such promises, including the execution and non-revocation of this Agreement, the Company agrees to provide Employee the following and the benefits in Paragraph 6 and 7 hereof (“Severance Benefits”):

(a)           Severance pay, in lieu of, and not in addition to any other contractual, notice or statutory pay obligations (other than accrued wages and deferred compensation) in the maximum total amount of Three Hundred Seventy-Three Thousand Five Hundred Dollars and No Cents ($373,500.00 ), less applicable deductions or other set offs, payable beginning at the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of this executed Separation and Release Agreement or the expiration of sixty (60) days after Employee’s Effective Termination Date and shall  be paid in bi-weekly installments equivalent to Employee's base salary (i.e. Fourteen Thousand Three Hundred Sixty-Five Dollars and Forty Cents ($14,365.40)), less applicable deductions or other setoffs, until paid in full.

(b)           As additional consideration for execution of this Agreement a lump sum payment in the amount of  One Hundred Sixty-One Thousand Two Hundred and Ninety-Five Dollars and No Cents ($161,295.00), payable on or before December 31, 2014, less applicable deductions or other setoffs.

(c)           An additional one-time payment, prorated for service from October 1, 2013 – March 31, 2014 equivalent to what Employee would have received under the Company’s FY 2014 Short-Term Incentive Compensation (“STIC”) Plan, had Employee remained employed and been eligible for Incentive Compensation under the STIC Plan (“STIC Payment”). The STIC Payment is contingent upon the Company’s Board of Directors approving payment of Incentive Compensation under the STIC Plan to active employees for Fiscal Year 2014. The STIC Payment shall be payable on or before December 31, 2014 and shall be reduced by any applicable deductions or other setoffs.

(d)	Group Life Insurance coverage until the above-referenced Severance Pay terminates.

5.
  The Parties agree that the initial two (2) weeks of the foregoing Severance Pay shall be allocated as consideration provided to Employee in exchange for his execution of a release in compliance with the Older Workers Benefit Protection Act.  The balance of the severance benefits and other obligations undertaken by the Company pursuant to this Agreement shall be allocated as consideration for all other promises and obligations undertaken by Employee, including execution of a general release of claims.

6.
The Company further agrees to provide Employee with limited out-placement counseling with a company of its choice provided that Employee participates in such counseling immediately following termination of employment.  Notwithstanding anything in this Section 6 to the contrary, the out-placement counseling shall not be provided after the last day of the second calendar year following the calendar year in which termination of employment occurs.

7.
As of his Effective Termination Date, Employee will become ineligible to participate in the Company's health insurance program and continuation of coverage requirements under COBRA (if any) will be triggered at that time.  However, as additional consideration for the promises and obligations contained herein (and except as may be prohibited by law), the Company agrees to continue to pay the employer's share of such coverage as provided under the health care program selected by Employee as of his Effective Termination Date, subject to any approved changes in coverage based on a qualified election, for a period of eighteen (18) months, Employee accepts other employment or Employee becomes eligible for alternative healthcare coverage, whichever comes first, provided Employee (i) timely completes the applicable election of coverage forms and (ii) continues to pay the employee portion of the applicable premium(s).  Thereafter, if applicable, coverage will be made available to Employee at his sole expense (i.e., Employee will be responsible for the full COBRA premium) for the remaining months of the COBRA coverage period made available pursuant to applicable law.  In the event Employee is deemed to be a highly compensated employee under applicable law, Employee acknowledges that the value of the benefits provided hereunder may be subject to taxation. The medical insurance provided herein does not include any disability coverage.

8.
Employee agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys' fee assessed against or incurred by the Company on account of such benefits having been provided to him or based on any alleged failure to withhold taxes or satisfy any claimed obligation.  Employee understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided him with any legal or financial advice concerning taxes or any other matter, and that he has not relied on any such advice in deciding whether to enter into this Agreement.  To the extent applicable, Employee understands and agrees that he shall have the responsibility for, and he agrees to pay, any and all appropriate income tax or other tax obligations for which he is individually responsible and/or related to receipt of any benefits provided in this Agreement not subject to federal withholding obligations

9.
In exchange for the foregoing Severance Benefits, MICHAEL O. OLIVER on behalf of himself, his heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hill-Rom Holdings, Inc., its employees, officers, directors, representatives, and agents, as well as, (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Employee now has or may have had through the effective date of this Agreement.

10.
Without limiting the generality of the foregoing release, it shall include:  (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties' employment relationship, including any claims Employee may have under the Civil Rights Acts of 1866, 1964 and 1991, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Sarbanes-Oxley Act of 2002, specifically including the  Corporate and Criminal Fraud Accountability Act, 18 USC §1514A et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1101 et seq.; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.; and any other federal, state or local law governing the Parties' employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee's employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, whistleblowing, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

11.
Employee affirms that he has received all compensation to which he may be entitled.  Employee represents that he is not aware of any facts on which a claim under the Fair Labor Standards Act or under applicable state minimum wage or wage payment laws could be brought.

12.
Employee further agrees and covenants not to sue the Company or any entity or individual subject to the foregoing General Release with respect to any claims, demands, liabilities or obligations release by this Agreement provided, however, that nothing contained in this Agreement shall:

(a)	prevent Employee from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal, state or local agency; or

(b)
prevent employee from challenging, under the Older Worker's Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of his release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission.

13.
Notwithstanding his right to file an administrative charge with the EEOC or any other federal, state, or local agency, Employee agrees that with his release of claims in this Agreement, he has waived any right he may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by him in this Agreement.  For example, Employee waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Employee, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency.  Further, with his release of claims in this Agreement, Employee specifically assigns to the Company his right to any recovery arising from any such proceeding.

14.
The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims.  Accordingly, Employee hereby acknowledges that:

(a)	He has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily;

(b)	The Severance Benefits offered in exchange for Employee's release of claims exceed in kind and scope that to which he would have otherwise been legally entitled absent the execution of this Agreement;

(c)	Prior to signing this Agreement, Employee had been advised, and is being advised by this Agreement, to consult with an attorney of his choice concerning its terms and conditions; and

(d)	He has been offered at least forty-five (45) days within which to review and consider this Agreement.

15.
The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Employee, whichever is later.  Employee may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Agreement, thereby forfeiting Employee's right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety.  This revocation must be sent to the Employee's HR representative with a copy sent to the Company Office of General Counsel and must be received by the end of the seventh day after the Employee signs this Agreement to be effective.

16.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee's rights or claims that may arise after he signs this Agreement.  It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of his termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

17.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Employee's rights with respect to any vested benefits, any rights he has to benefits which cannot be waived by law, any coverage provided under any Directors and Officers ("D&O") policy, any rights Employee may have under any indemnification agreement he has with the Company prior to the date hereof, any rights he has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

18.
Except as provided herein, Employee acknowledges that he will not be eligible to receive or vest in any additional stock options, stock awards or restricted stock units ("RSUs") as of his Effective Termination Date.  Failure to exercise any vested options within the applicable period as set for in the plan and/or grant will result in their forfeiture.  Employee acknowledges that any stock options, stock awards or RSUs held for less than the required period shall be deemed forfeited as of the effective date of this Agreement.  All terms and conditions of such stock options, stock awards or RSUs shall not be affected by this Agreement, shall remain in full force and effect, and shall govern the Parties' rights with respect to such equity based awards.

19.
Employee hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in his Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions.  Employee acknowledges that a copy of the Employment Agreement has been attached to this Agreement as Exhibit A or has otherwise been provided to him and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference.  Employee acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company's legitimate business interests.  Employee hereby affirmatively waives any claim or defense to the contrary.  Employee hereby acknowledges that the definition of Competitor, as provided in his Employment Agreement shall include but not be limited to those entities set forth in the Competitor List attached to his Employment Agreement.

20.
Employee acknowledges that the Company as well as its parent, subsidiary and affiliated companies ("Companies" herein) possess, and he has been granted access to, certain trade secrets as well as other confidential and proprietary information that they have acquired at great effort and expense.  Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies' business (collectively referred to herein as "Confidential Information").

21.
Employee agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Employee's own purposes or for the benefit of any other entity or person. The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Employee or other wrong doing.

22.
On or before Employee's Effective Termination Date or per the Company's request, Employee agrees to return the original and all copies of all things in his possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that he received, prepared, helped prepare, or directed preparation of in connection with his employment with the Company. Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Employee's pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc.

23.
Employee hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Employee's behalf (e.g., payment of any outstanding American Express bill).

24.
Employee agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Employee's knowledge or former area of responsibility.  Employee agrees to immediately notify the Company, through the Office of the General Counsel, in the event he is contacted by any outside attorney (including paralegals or other affiliated parties) unless (i) the Company is represented by the attorney, (ii) Employee is represented by the attorney for the purpose of protecting his personal interests or (iii) the Company has been advised of and has approved such contact.  Employee agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony.  The Company agrees to reimburse Employee for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

25.
Employee agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its employees, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities.  The Parties acknowledge that nothing contained herein shall be construed to prevent or prohibit the Company or the Employee from providing truthful information in response to any court order, discovery request, subpoena or other lawful request.

26.
EMPLOYEE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT.  Accordingly, except as required by law or unless authorized to do so by the Company in writing, Employee agrees that he shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than his spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Employee obtains their agreement to be bound by the same.  The Company agrees that Employee may respond to legitimate inquiries regarding the termination of his employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a Confidential Separation and Release Agreement that prohibits him from further discussing the specifics of his separation.  Nothing contained herein shall be construed to prevent Employee from discussing or otherwise advising subsequent employers of the existence of any of his obligations as set forth in his Employment Agreement.  Further, nothing contained herein shall be construed to limit or otherwise restrict the Company's ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

27.
In the event that Employee breaches or threatens to breach any provision of this Agreement, he agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  Employee hereby waives any claim that the Company has an adequate remedy at law.  In addition, and to the extent not prohibited by law, Employee agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach or threatened breach as well as an award of all costs and attorneys' fees incurred by the Company in any successful effort to enforce the terms of this Agreement.  Employee agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company's ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if Employee pursues any claims against the Company subject to the foregoing General Release, or breaches the above confidentiality provision, Employee agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

28.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Employee shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief.  In the event Employee is required to file suit to enforce the terms of this Agreement, the Company agrees that Employee shall be entitled to an award of all costs and attorneys' fees incurred by him in any wholly successful effort (i.e. entry of a judgment in his favor) to enforce the terms of this Agreement.  In the event Employee is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys' fees.

29.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Employee's employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Employee, both Parties having expressly denied any such liability or wrongdoing.

30.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

31.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

32.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state's choice of law provisions.

33.
Employee represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

34.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in an Employee's Employment Agreement, or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY.  THIS SEPARATION AND RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

Michael O. Oliver		Hill-Rom Holdings, Inc.

Signed:	/s/ Michael Oliver	By:	/s/ John Greisch

Printed:	Michael Oliver	Title:	Chief Executive Officer

Dated:	April 7, 2014	Dated:	March 18, 2014